Exhibit 99.3
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
     This FIRST AMENDMENT (the “Amendment”) to the Employment Agreement by and between Schering-Plough Corporation, a New Jersey Corporation (the “Company”), and Fred Hassan (the “Executive”), dated as of the 20th day of April, 2003 (the “Employment Agreement”), is made and entered into as of the 9th day of December, 2008.
     WHEREAS, the Compensation Committee of the Company’s Board of Directors has determined that it is appropriate to amend the Employment Agreement as provided below in order to comply with the applicable requirements of section 409A of the Internal Revenue Code of 1986, as amended, and the Executive has agreed to enter into this Amendment.
     NOW, THEREFORE, it is hereby agreed as follows:
     1. The Employment Agreement is hereby amended to add a new Section 14, which reads in its entirety as follows:
          14. Code Section 409A Provisions.
          (a) To the fullest extent applicable, amounts and other benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under section 409A of the Code (“Section 409A”) in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Section 409A and, to the extent that any such amount or benefit is or becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with such final Treasury regulations, this Agreement is intended to comply with the applicable requirements of Section 409A with respect to such amounts or benefits. This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent. In this regard, notwithstanding anything in this Agreement to the contrary, the following provisions shall apply.
          (b) Notwithstanding anything in the Agreement to the contrary:
     (i) To the extent that any (A) annual incentive compensation becomes payable pursuant to Paragraph 3(b), (B) taxable reimbursement of business expenses becomes payable pursuant to Paragraphs 3(f) or (C) taxable reimbursement of the cost of fringe benefits provided during the Employment Term becomes payable pursuant to Paragraph 3(g), then such incentive compensation or taxable reimbursements shall be paid no later than

March 15 of the year following the year in which the incentive compensation was earned or the reimbursed costs were incurred, as the case may be, except to the extent that the Executive elects to defer payment of incentive compensation pursuant to an applicable Section 409A-compliant deferred compensation plan of the Company.
     (ii) In each case where this Agreement provides for the payment of an amount that constitutes nonqualified deferred compensation under Section 409A to be made to the Executive within a designated period (e.g., within 30 days after the Date of Termination) and such period begins and ends in different calendar years, the exact payment date within such range shall, subject to Paragraph 14(b)(v) below, be determined by the Company, in its sole discretion, and the Executive shall have no right to designate the year in which the payment shall be made.
     (iii) In the event, and to the extent that, the provision or reimbursement of costs incurred in connection with any taxable post-termination welfare or fringe benefits provided under this Agreement results in the deferral of compensation within the meaning of Section 409A because the benefits exceed the limits described in section 1.409A-1(b)(9)(v) of the Treasury Regulations for reimbursements and certain other separation payments, then the reimbursement or provision of such benefits shall be subject to the requirements of section 1.409A-3(i)(1)(iv) of the Treasury Regulations, and (A) reimbursements or benefits shall be provided only during the applicable period specified in the Agreement, (B) the amount of expenses eligible for reimbursement or the benefits provided in kind during a particular calendar year shall not affect the expenses eligible for reimbursement or the in-kind benefits to be provided in any other calendar year, except that any lifetime caps on reimbursable medical expenses under any applicable Company health or medical plan shall continue to apply, (C) the reimbursement of any eligible expense shall be made on or before December 31 of the year following the year in which the expense was incurred and (D) the Executive’s right to reimbursement or the provision of in-kind benefits shall not be subject to liquidation or exchange for another benefit.
     (iv) In the event the Executive becomes entitled to a Gross-Up Payment under Section 8, such Gross-Up Payment shall in no event be made later than December 31 of the year following the year during which the related Code section 4999 excise tax is remitted to the Internal Revenue Service, and all payments to the Accounting Firm pursuant to Section 8 shall be made no later than the end of the calendar year following the calendar year in which the related work is performed by the Accounting Firm.
     (v) If the Executive is a Specified Employee on the Date of Termination and, due to the failure of an amount or other benefit that is payable under this Agreement on account of the Executive’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) of the Code (other than a separation from service as a result of the Executive’s death), to qualify for any of the exemptions from the definition of nonqualified deferred compensation available under section 1.409A-1(b) of the Treasury Regulations, the Company reasonably determines that such amount or other benefit, constitutes nonqualified deferred compensation that will subject the Executive to “additional tax” under section 409A(a)(1)(B) of the Code (together with any interest or penalties imposed with respect to, or in connection with, such tax, a “409A Tax”) with respect to the payment of such amount or the provision of such benefit if paid or provided at the time specified in the Agreement, then the payment or provision thereof shall be postponed to the first business day of the seventh month following the Date of Termination or, if earlier, the date of the Executive’s death (the “Delayed Payment Date”). In the event that this subparagraph (v) requires a delay of any payment, such payment shall be accumulated and paid in a single lump sum on the Delayed Payment Date together with interest for the period of delay, compounded monthly, equal to the prime lending rate then used by CitiBank, N.A., in New York City and in effect as of the date the payment would otherwise have been provided.
     (vi) In the event a benefit is to be provided during the period commencing on the Executive’s separation from service and ending on the Delayed Payment Date and the provision of such benefit during that period would be treated as a payment of nonqualified deferred compensation in violation of Section 409A(a)(2)(B)(i) of the Code, then the Company may condition the continuation of such benefit during that period on payment by the Executive of the full cost of such benefit up to the Delayed Payment Date and, on the Delayed Payment Date, the Company shall reimburse the Executive for the cost of such benefit paid by the Executive, which but for this paragraph would have been paid by the Company.
     (vii) For purposes of this Agreement, the (a) term “Specified Employee” shall mean a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, as determined by the Compensation Committee and (b) the Executive’s Date of Termination shall in no event be earlier than the date the Executive has incurred a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code.
     (c) The Company and the Executive may agree to take other actions to avoid the imposition of a 409A Tax at such time and in such manner as permitted under Section 409A.
     2. Except as otherwise provided above, the Employment Agreement shall continue in full force and effect without alteration as in effect on the date hereof. The Employment Agreement, as amended by this Amendment, constitutes the entire agreement of the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof and thereof.
     IN WITNESS WHEREOF, the Executive and, pursuant to the authorization from its Board of Directors, the Company, have caused this Amendment to be executed as of the day and year first written above.

/s/ Fred Hassan
Fred Hassan

SCHERING-PLOUGH CORPORATION
By:	/s/ C. Ron Cheeley
C. Ron Cheeley
Senior Vice President, Global Human Resources